Exhibit 99.2

CERTIFICATE OF DESIGNATIONS OF

SERIES A PREFERRED STOCK OF

LUMENTUM INC.

I, [●], Secretary of Lumentum Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Sections 103 and 151 of the Delaware General Corporation Law, do hereby certify that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, on [●], 2015 the Board of Directors adopted the following resolution which created a series of forty thousand (40,000) shares of Preferred Stock, par value $0.001 per share, of the Corporation designated as Series A Preferred Stock:

RESOLVED, that pursuant to Section 151(g) of the Delaware General Corporation Law and the authority vested in the Board of Directors of the Corporation in accordance with the provisions of Article [•] of the Certificate of Incorporation of the Corporation, a series of Preferred Stock of the Corporation be, and hereby is, created, and the powers, designations, privileges, preferences and relative participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, be and hereby are, as follows:

Section 1: Designation and Amount. The shares of such series of Preferred Stock shall be designated as “Series A Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be forty thousand (40,000), with a par value of $0.001 per share. Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and retired and revert to authorized but unissued shares of Preferred Stock; provided, however, that any such cancelled shares of Series A Preferred Stock may be reissued only as shares of Preferred Stock other than Series A Preferred Stock.

Section 2: Rank. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, rank (a) senior to all classes of the Corporation’s common stock, par value $0.001 per share (“Common Stock”), (b) on parity with any class or series of the Corporation’s capital stock expressly designated as ranking on parity with the Series A Preferred Stock, and (c) senior to any other class or series of the Corporation’s capital stock (including without limitation, the Corporation’s Series B Preferred Stock, with a par value of $0.001 per share), other than any class or series of the Corporation’s capital stock expressly designated as ranking senior to, or on parity with, the Series A Preferred Stock.

Section 3: Dividends.

(a) The Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of the funds legally available for the payment of dividends to the Corporation’s stockholders under Delaware law, quarterly cumulative cash dividends at the rate of 2.5% of the Issuance Value per share per annum (the “Dividend Rate”) on each outstanding share of Series A Preferred Stock, payable in preference and priority to any payment of any dividend on the Common Stock or on any other class or series of the Corporation’s then outstanding capital stock ranking in any such event junior to the Series A Preferred Stock. A quarterly dividend not paid by the Corporation to the Holders shall accrue until all such unpaid quarterly dividends are paid in full to the Holders. The date on which the Corporation initially issues any share of Series A Preferred Stock shall be deemed to be its “Date of Issuance,” regardless of the number of times a transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that are issued to evidence such share.

(b) The accrued dividends shall be payable on March 31, June 30, September 30 and December 31 of each year commencing on September 30, 2015 (each, a “Dividend Payment Date”) to the Holders of record at the close of business on the date that is 10 Business Days immediately preceding the applicable Dividend Payment Date. Dividends shall accrue in each dividend period from and including the preceding Dividend Payment Date or the Date of Issuance, as the case may be, to but excluding the applicable Dividend Payment Date for such dividend period at the applicable Dividend Rate. To the extent all accrued dividends are not paid (regardless of whether being declared) on any Dividend Payment Date, all dividends that have accrued on each share of Series A Preferred Stock outstanding during the three-month period (or period from the Date of Issuance through September 30, 2015 in the case of the initial Dividend Payment Date) ending upon each such Dividend Payment Date will be accumulated and shall remain accumulated dividends with respect to such share until paid in full. All such accumulated dividends on each share of Series A Preferred Stock shall be paid in full before (i) any dividend shall be paid on, or declared and set apart for shares of Common Stock or any class or series of the Corporation’s then outstanding capital stock ranking in any such event junior to the Series A Preferred Stock, except for dividends in cash between the Corporation and its Parent to satisfy the obligations of its Parent with respect to the business of the Corporation for (a) the satisfaction of uncontested tax obligations that are due and owing by Parent (and not for the creation of any tax reserve) arising from the conduct of the business activities of the Corporation and that are payable by the Corporation to Parent pursuant to a written tax sharing agreement with Parent, (b) any contributions owed by Parent for any defined contribution plans, such as 401(k) plans in the United States, in the ordinary course, or (c) payments required by Parent for defined benefit plans under the Employee Retirement Income Security Act of 1974, as amended, or similar foreign statutes, in the ordinary course, or (ii) any shares of Common Stock or any class or series of the Corporation’s then outstanding capital stock ranking in any such event junior to the Series A Preferred Stock may be redeemed or otherwise repurchased by the Corporation. If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the Holders thereof based upon the aggregate accrued but unpaid dividends on the shares of Series A Preferred Stock held by each such Holder.

(c) Notwithstanding anything herein to the contrary, dividends on the Series A Preferred Stock shall accrue at the Dividend Rate whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The dividends shall accrue on a daily basis and shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

Section 4: Conversion.

(a) Holder’s Right to Convert. Upon the earlier to occur of (i) the second anniversary of the Date of Issuance or (ii) the receipt of a Liquidation Event Notice, the Holder of any such shares of Series A Preferred Stock may, at such Holder’s option, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series A Preferred Stock held by such Person into a number of fully paid and nonassessable shares of Common Stock resulting from the multiplication of each share of Series A Preferred Stock being converted by the quotient equal to (i) the Issuance Value of the shares of Series A Preferred Stock being converted divided by (ii) the Conversion Price (as defined in Section 4(c) below) then in effect as of the date of the delivery by such Holder of its notice of election to convert.

(b) Mechanics of Conversion. The Voluntary Conversion of Series A Preferred Stock shall be conducted in the following manner:

(i) Liquidation Event Notice. Prior to the consummation of a Liquidation Event; the Corporation shall deliver written notice, via facsimile or e-mail to the e-mail address (or otherwise deliver) to the Holder of a Liquidation Event (the “Liquidation Event Notice”),which notice shall be delivered no later than three (3) Business Days prior to the consummation of the Liquidation Event (provided that the Corporation shall make commercially reasonable efforts to provide written notice to Holder of the entry into an agreement for such Liquidation Event).

(ii) Holder’s Delivery Requirements. To convert Series A Preferred Stock into full shares of Common Stock on any date (the “Conversion Date”), the Holder thereof shall (A) transmit by facsimile or as a scanned e-mail attachment to the e-mail address provided by the Corporation to the Holder (or otherwise deliver), for receipt on or prior to 5:00 p.m., California time on such date, a copy of a fully executed and completed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”), to the Corporation, and (B) surrender to a common carrier for delivery to the Corporation as soon as practicable following such Conversion Date but in no event later than three (3) Business Day after such date the original certificate representing the shares of Series A Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificate”) and the originally executed Conversion Notice.

(iii) Corporation’s Response. Upon receipt by the Corporation of a Conversion Notice, the Corporation shall promptly send, via facsimile or as a scanned e-mail attachment to the e-mail address provided by the Holder to the Corporation (or otherwise deliver), a confirmation of receipt of such Conversion Notice to such Holder. Upon receipt by the Corporation of a copy of the fully executed Conversion Notice, the Corporation or its designated transfer agent, as applicable, shall, within one (1) Business Day following the date of receipt by the Corporation of the fully executed Conversion Notice, issue in book-entry format to the Holder the number of shares of Common Stock to which the Holder shall be entitled. If the number of shares of Series A Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series A Preferred Stock being converted, then the Corporation shall, as soon as practicable, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of shares of Series A Preferred Stock not converted.

(iv) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a Voluntary Conversion of the Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(c) Conversion Price. The term “Conversion Price” shall mean 125% of the simple average (arithmetic mean) of the Volume Weighted Average Price per share of Parent’s Common Stock on each of the first five days of “regular way” trading of Parent’s Common Stock commencing on the first “regular way” trading day after the Distribution. For purposes of the preceding sentence, the Volume Weighted Average Price of Parent’s Common Stock shall be the price as published by Bloomberg at 4:15 P.M., New York City time, on such regular way trading day, on Bloomberg page “LITE <Equity> AQR” (or any successor thereto)

(d) Adjustments of Conversion Price.

(i) Adjustments for Stock Splits and Combinations. If the Corporation or Parent shall at any time or from time to time after the Date of Issuance, effect a stock split of the outstanding Common Stock or Parent’s common stock, the Conversion Price shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock or Parent’s common stock outstanding, as the case may be. If the Corporation or Parent shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock or Parent’s common stock, as the case may be, the Conversion Price shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock or Parent’s common stock outstanding, as the case may be. Any adjustments under this Section 4(d)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

(ii) Adjustments for Dividends and Distributions of Common Stock. If the Corporation or Parent shall at any time or from time to time after the Date of Issuance, make or issue or set a record date for the determination of holders of Common Stock or Parent’s common stock entitled to receive a dividend or other distribution payable in shares of Common Stock or Parent’s common stock, as the case may be, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

a)	the numerator of which shall be the total number of shares of Common Stock or Parent’s common stock, as the case may be, issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

b)	the denominator of which shall be the total number of shares of Common Stock or Parent’s common stock, as the case may be, issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock or Parent’s common stock, as the case may be, issuable in payment of such dividend or distribution.

(iii) Adjustments for Other Dividends and Distributions. In the event the Corporation or Parent at any time or from time to time after the Date of Issuance shall make or issue, or fix a record date for the determination of holders of Common Stock or Parent’s common stock, as the case may be, entitled to receive, a dividend or other distribution payable in securities of the Corporation or Parent (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock or for dividends in cash between the Corporation and its Parent to satisfy the obligations of its Parent and Parent’s Affiliates with respect to the business of the Corporation, including, without limitation, (a) the satisfaction of uncontested tax obligations that are due and owing by Parent (and not for the creation of any tax reserve) arising from the conduct of the business activities of the Corporation and that are payable by the Corporation to Parent pursuant to a written tax sharing agreement with Parent, (b) any contributions owed by Parent for any defined contribution plans, such as 401(k) plans in the United States, in the ordinary course, or (c) payments required by Parent for defined benefit plans under the Employee Retirement Income Security Act of 1974, as amended, or similar foreign statutes, in the ordinary course) or in other property and the provisions of Section 4(d)(ii) do not apply to such dividend or distribution, then and in each such event the Holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock or Parent’s common stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock or Parent’s common stock on the date of such event.

(iv) Adjustment for Merger or Reorganization, etc. If at any time or from time to time after the Date of Issuance there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation or Parent (other than a Liquidation Event pursuant to Section 6 in which the Common Stock or Parent’s common stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 4(d)(i), Section 4(d)(ii) or Section 4(d)(iii), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock (issuable upon conversion of one share of Series A Preferred Stock) or Parent’s common stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4(d) with respect to the rights and interests thereafter of the Holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock. For the avoidance of doubt, nothing in this Section 4(d)(iv) shall be construed as preventing the Holders of the Series A Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under applicable law in connection with a merger triggering an adjustment hereunder, nor shall this Section 4(d)(iv) be deemed conclusive evidence of the fair value of the shares of Series A Preferred Stock in any such appraisal proceeding.

(v) Adjustments for Diluting Issues.

a) Special Definitions. For purposes of this Section 4(d)(v), the following definitions shall apply:

(a) “Contingent Securities” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Stock or Convertible Securities.

(b) “Series A Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock was issued.

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Stock, but excluding Contingent Securities.

(d) “Stock” shall mean Common Stock and Parent’s common stock, as applicable.

(e) “Additional Shares of Stock” shall mean all shares of Stock issued (or, pursuant to Section 4(d)(v)c) below, deemed to be issued) by the Corporation or Parent after the Series A Original Issue Date, other than (1) the following shares of Stock and (2) shares of Stock deemed issued pursuant to the following Contingent Securities and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i) shares of Stock, Contingent Securities or Convertible Securities issued as a dividend or distribution on Series A Preferred Stock;

(ii) shares of Stock, Contingent Securities or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Stock that are covered by Sections 4(d)(i), (ii), (iii) and (iv);

(iii) shares of Stock or Contingent Securities (in each case, involving Parent’s common stock only) issued to employees or directors of, or consultants or advisors to, Parent or any of its subsidiaries pursuant to any stock purchase agreement, stock option plan or agreement or other stock incentive plan or agreement or similar arrangement approved by Parent’s Board of Directors or a committee thereof;

(iv) shares of Stock or Convertible Securities actually issued, issuable or deemed issued upon the exercise, conversion or exchange outstanding on the Series A Original

Issue Date or issued in connection with the Corporation’s sale and issuance of the Series A Preferred Stock, in each case provided such issuance is pursuant to the terms of such Contingent Security or Convertible Security;

(v) shares of Stock, Contingent Securities or Convertible Securities (in each case, involving Parent’s common stock only) issued pursuant to the acquisition of another corporation by Parent (or a subsidiary of Parent) by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by Parent’s Board of Directors; or

(vi) shares of Stock, Contingent Securities or Convertible Securities issued or deemed issued in a bona fide transaction in which Parent is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, provided that such securities are issued at a price per share at or in excess of the current stock exchange trading price of Parent’s common stock (on an as converted basis if applicable, and exclusive of customary underwriting discounts and expenses).

b) No Adjustment of Series A Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Stock if the Corporation receives written notice from all of the Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Stock.

c) Deemed Issue of Additional Shares of Stock. In the event the Corporation or Parent at any time or from time to time after the Series A Original Issue Date shall issue any Contingent Securities or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Contingent Securities or Convertible Securities, then the following provisions shall apply:

(a) The maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Stock issuable upon the exercise of such Contingent Securities or upon the conversion or exchange of such Convertible Securities shall be deemed to have been issued as of the time of the issuance of such Contingent Security or Convertible Security or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) Except as provided in paragraphs (c) and (d) below, no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Stock upon the exercise of such Contingent Securities or conversion or exchange of such Convertible Securities.

(c) If such Contingent Securities or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or Parent or the number of shares of Stock issuable upon the exercise, conversion or exchange thereof (other than a change resulting from the antidilution provisions of such Contingent Securities or Convertible Securities), the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Contingent Securities or the rights of conversion or exchange under such Convertible Securities; provided, however, that such recomputed Conversion Price shall not exceed the Conversion Price that would have been in effect had the original issuance of Contingent Securities or Convertible Securities not been deemed to constitute an issuance of Additional Shares of Stock.

(d) Upon the expiration of any such Contingent Securities or Convertible Securities, the Conversion Price, to the extent in any way affected by or computed using such Contingent Securities or Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Stock actually issued upon the exercise of such Contingent Securities or Convertible Securities.

d) Adjustment of Series A Conversion Price Upon Issuance of Additional Shares of Stock. In the event the Corporation or Parent shall issue Additional Shares of Stock (including Additional Shares of Stock deemed to be issued pursuant to Section 4(d)(v)c) after the Original Issue Date without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance, then and in each such event the Conversion Price shall be reduced concurrently with such issuance to a price (rounded to the nearest one one-hundredth of one cent) equal to such Conversion Price multiplied by a fraction:

(a) the numerator of which is equal to the number of shares of Stock outstanding immediately prior to such issuance (treating for this purpose as outstanding all shares of Stock issuable upon exercise of Contingent Securities outstanding immediately prior to such dilutive issue or upon conversion or exchange of Convertible Securities (including the Series A Preferred Stock at the Conversion Price in effect immediately prior to such dilutive issuance) outstanding (assuming exercise of any outstanding Contingent Securities therefor) immediately prior to such dilutive issue), plus the number of shares of Stock that would have been issued if such Additional Shares of Stock had been issued at a price per share equal to the Conversion Price in effect immediately prior to such issuance; and

(b) the denominator of which is equal to the number of shares of Stock outstanding prior to such issuance (treating for this purpose as outstanding all shares of Stock issuable upon exercise of Contingent Securities outstanding immediately prior to such dilutive issue or upon conversion or exchange of Convertible Securities (including the Series A Preferred Stock at the Conversion Price in effect immediately prior to such dilutive issuance) outstanding (assuming exercise of any outstanding Contingent Securities therefor) immediately prior to such dilutive issue), plus the number of Additional Shares of Stock so issued in such transaction.

e) Determination of Consideration. For purposes of this Section 4(d)(v), the consideration received by the Corporation or Parent for the issue of any Additional Shares of Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation or Parent, as applicable, excluding amounts paid or payable for accrued interest;

(ii) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Corporation’s Board of Directors or Parent’s Board of Directors, as applicable; and

(iii) in the event Additional Shares of Stock are issued together with other shares or securities or other assets of the Corporation or Parent, as applicable, for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Corporation’s Board of Directors or Parent’s Board of Directors, as applicable.

(b) Contingent Securities and Convertible Securities. The consideration per share received by the Corporation or Parent, as applicable, for Additional Shares of Stock deemed to have been issued pursuant to Section 4(d)(v)c), relating to Contingent Securities and Convertible Securities, shall be determined by dividing:

(i) The total amount, if any, received or receivable by the Corporation or Parent, as applicable, as consideration for the issue of such Contingent Securities or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation or Parent, as applicable, upon the exercise of such Contingent Securities or the conversion or exchange of such Convertible Securities, or in the case of Contingent Securities for Convertible Securities, the exercise of such Contingent Securities for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii) the maximum number of shares of Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Contingent Securities or the conversion or exchange of such Convertible Securities, or in the case of Contingent Securities for Convertible Securities, the exercise of such Contingent Securities for Convertible Securities and the conversion or exchange of such Convertible Securities.

(e) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price, or number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of such Series A Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, within seven (7) Business Days of receipt of a written request of the Holder of such affected Series A Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series A Preferred Stock; provided, however, if the Corporation plans to deliver a Liquidation Event Notice to the Holders after receipt of the aforementioned written request of a Holder, then the Corporation shall promptly deliver to each Holder such certificate.

(f) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the Conversion Price then in effect.

(g) Reservation of Common Stock. The Corporation shall, so long as any shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Stock then outstanding. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(h) Upon Conversion, Series A Preferred Stock Forgoes Liquidation Preference. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate on the Conversion Date, except for the rights of the Holders to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 4(f), and to receive payment of any unpaid dividends thereon (whether or not authorized or declared) as provided in Section 3.

(i) Transfer Taxes. The Corporation shall pay any and all U.S. federal and California or Delaware state taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

(j) One Adjustment. Notwithstanding any other provision of this Section 4, only one adjustment to the Conversion Price or the rights and interests of the Holders of Series A Preferred Stock shall be made as a result of any change in capitalization of both Parent and the Corporation due to the same substantive transaction or event.

Section 5: Redemption. The shares of Series A Preferred Stock shall be redeemable as follows:

(a) Optional Redemption by the Corporation.

(i) Commencing on the third anniversary of the Date of Issuance, subject to Holders’ redemption rights in Section 5(b), the Corporation may redeem, at its option, all (but not less than all) of the shares of Series A Preferred Stock on any date specified by the Corporation (any such date, a “Corporation Optional Redemption Date”) at a redemption price in cash per share equal to the Issuance Value thereof plus all accrued and unpaid dividends thereon (whether or not authorized or declared) as provided in Section 3 through the date of redemption (the “Redemption Payment”); provided, that no dividends shall accrue on the Corporation Optional Redemption Date with respect to shares to be redeemed on such date and the Redemption Payment shall be paid to the Holders in one lump sum amount.

(ii) If the Corporation elects to redeem the Series A Preferred Stock pursuant to this Section 5(a), the Corporation shall deliver a notice of redemption to each Holder not less than 30 calendar days prior to the Corporation Optional Redemption Date (such 30-day period, the “Corporation Optional Redemption Notice Period”), which notice shall include: (A) the Corporation Optional Redemption Date; (B) the amount of such Holder’s Redemption Payment; (C) a statement that on the Corporation Optional Redemption Date, each share of Series A Preferred Stock to be redeemed shall automatically and without further action by the Holder thereof (and whether or not the certificates representing such shares of Series A Preferred Stock are surrendered) be redeemed for the Redemption Payment; and (D) a statement that payment of the Redemption Payment will be made to the Holder on the Corporation Optional Redemption Date. Notwithstanding the foregoing, any notice delivered by the Corporation under this Section 5(a) in accordance with Section 10 shall be conclusively presumed to have been duly given at the time set forth therein, whether or not such Holder actually receives such notice, and neither the failure of a Holder to actually receive such notice nor any immaterial defect in such notice shall affect the validity of the redemption of the Series A Preferred Stock as set forth herein.

(iii) Each Holder may elect to undertake a Voluntary Conversion at any time during the Corporation Optional Redemption Notice Period. A Conversion Notice sent by a Holder at any time during the Corporation Optional Redemption Notice Period shall take priority over any planned redemption of Series A Preferred Stock by the Corporation.

(b) Optional Redemption by Holders.

(i) Commencing on the fifth anniversary of the Date of Issuance, each Holder of Series A Preferred Stock may cause the Corporation to redeem, at Holder’s option, any number of shares of Series A Preferred Stock on any date specified by such Holder (any such date, a “Holder Optional Redemption Date”) at a redemption price in cash per share equal to the Redemption Payment; provided, that no dividends shall accrue on the Holder Optional Redemption Date with respect to shares to be redeemed on such date.

(ii) If a Holder elects to cause the Corporation to redeem any shares of Series A Preferred Stock pursuant to this Section 5(b), the Holder shall deliver a notice of redemption to the Corporation not less than 30 calendar days prior to the Holder Optional Redemption Date, which notice shall include: (A) the Holder Optional Redemption Date; (B) the number of shares of Series A Preferred Stock to be redeemed from such Holder; (C) the amount of such Holder’s Redemption Payment; (D) a statement that on the Holder Optional Redemption Date, each share of Series A Preferred Stock to be redeemed shall automatically and without further action by the Holder thereof (and whether or not the certificates representing such shares of Series A Preferred Stock are surrendered) be redeemed for the Redemption Payment; and (E) a demand that payment of the Redemption Payment should be made to the Holder on the Holder Optional Redemption Date. Notwithstanding the foregoing, any notice delivered by a Holder under this Section 5(b) in accordance with Section 10 shall be conclusively presumed to have been duly given at the time set forth therein, whether or not the Corporation actually receives such notice, and neither the failure of the Corporation to actually receive such notice nor any immaterial defect in such notice shall affect the validity of the redemption of the Series A Preferred Stock as set forth herein.

(iii) If on the Holder Optional Redemption Date, Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Series A Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

Section 6: Preferences on Liquidation.

(a) In a Liquidation Event (defined below) after any distribution to any class or series of the Corporation’s then outstanding capital stock ranking in any such event senior to the Series A Preferred Stock, but before any distribution to the holders of Common Stock or any other class or series of the Corporation’s then outstanding capital stock ranking in any such event junior to the Series A Preferred Stock, the Holders shall be entitled to receive, and the Corporation shall pay, out of assets of the Corporation legally available for distribution to the stockholders, whether such assets are capital, surplus or earnings, an amount per share equal to the greater of (i) the Issuance Value plus all accrued and unpaid dividends thereon (whether or not authorized or declared) as provided in Section 3 through the date of payment and (ii) the amount as would have been payable had all Series A Preferred Stock been converted into Common Stock immediately prior to such Liquidation Event (the amount payable being referred to as the “Liquidation Preference”); provided, however, that if the assets to be distributed to the Holders shall be insufficient to permit the payment to such Holders of the full Liquidation Preference and amounts due to holders of any other class or series of the Corporation’s capital stock ranking on parity with the Series A Preferred Stock as to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, then all of the assets of the Corporation legally available for distribution shall be distributed ratably to the Holders and to the holders of any other class or series of the Corporation’s capital stock ranking on parity with the Series A Preferred Stock as to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up.

(b) After the payment of the amounts required to be paid to the Holders upon the liquidation, dissolution or winding up of the Corporation pursuant to this Section 6, the outstanding shares of Series A Preferred Stock shall be deemed to have been redeemed and shall be cancelled and shall no longer be deemed to be issued and outstanding and the Holders shall not be entitled to any further right or claim.

(c) Each of the following events shall be deemed to be a “Liquidation Event” as that term is used in this Certificate of Designations unless the Holders of at least a majority of the then outstanding shares of Series A Preferred Stock elect otherwise by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event: (i) a dissolution, liquidation or winding up of the Corporation, Lumentum LLC, or the Parent (whether voluntary or involuntary), (ii) a merger or consolidation of the Corporation (or Lumentum LLC or the Parent) into or with another entity after which the stockholders of the Corporation (or Lumentum LLC or the Parent) immediately prior to such transaction do not own, immediately following the consummation of the transaction by virtue of their shares in the Corporation (or Lumentum LLC or the Parent) or securities received in exchange for such shares in connection with the transaction, a majority of the voting power of the surviving entity in proportions substantially similar to those that existed immediately prior to such transaction, (iii) any Person or group, directly or indirectly, becomes the beneficial owner of more than 50% of the total voting power of all shares of capital stock that are entitled to vote generally in the election of directors of the Parent, (iv) a majority of the board of directors of the Parent shall consist at such time of individuals other than (x) directors of such entity on the Date of Issuance, and (y) other directors recommended, elected or approved to succeed or become a director of such entity by a majority of such directors or by other directors so recommended, elected or approved, and (v) the direct or indirect sale, transfer, lease, exclusive license (other than in the ordinary course of the Corporation’s or Lumentum LLC’s business, as the case may be) or other disposition (but not including a transfer or disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the assets or intellectual property of the Corporation or Lumentum LLC (other than to a wholly-owned subsidiary, so long as such entity remains a wholly-owned subsidiary). Notwithstanding the foregoing, neither (A) a merger effected exclusively for the purpose of changing the domicile of the Corporation nor (B) for the sake of clarity, any merger or combination of Lumentum LLC into the Corporation where the Corporation is the surviving entity shall be deemed a Liquidation Event.

Section 7: Voting Rights. The Series A Preferred Stock shall have no voting rights except as set forth in Section 8 below.

Section 8: Changes Affecting Series A Preferred Stock. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Corporation’s Certificate of Incorporation, the Corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the Holders of at least a majority of the total number of shares of Series A Preferred Stock outstanding, together with any requisite approval by each other class or series of stock ranking on parity with the Series A Preferred Stock:

(a) authorize, approve or make any change to the powers, preferences, privileges or rights of the Series A Preferred Stock set forth in this Certificate of Designations, whether by amendment of this Certificate of Designations or the Corporation’s Certificate of Incorporation or as a result of a recapitalization, reorganization, reclassification, consolidation, merger or otherwise;

(b) authorize or issue any new class or series of shares having preferences senior to the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon the Corporation’s liquidation, dissolution or winding up;

(c) authorize or issue any additional shares of Series A Preferred Stock or reduce the number of shares of Series A Preferred Stock; or

(d) create, or hold capital stock in, any subsidiary that is not wholly-owned (either directly or through one or more subsidiaries) by the Corporation. For the sake of clarity, this Section 8(d) shall not preclude or restrict the acquisition of a minority equity interest in any third party.

Section 9: Negative Covenants. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation of Series A Preferred Stock and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders against impairment.

Section 10: Notices.

All notices or communications in respect of the Series A Preferred Stock shall be in writing and shall be sent to a Holder by any of the following means (unless a specific delivery method is specified in this Certificate of Designations), and shall be deemed delivered to a Holder by the Corporation (a) seven (7) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid to the address provided by the Holder (as it may be changed in writing from time to time by the Holder), (b) one Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next Business Day delivery (with proof of delivery service) to the address provided by the Holder to the Corporation (as it may be changed in writing from time to time by Holder), or (c) if sent by facsimile or email to the facsimile or email address provided by Holder to the Corporation (as it may be changed in writing from time to time by Holder), on the date the recipient acknowledges receipt of the message by reply email or other form of written communication confirming receipt.

For each communication and information that the Corporation is required by law to distribute to a holder of Common Stock, the Corporation shall simultaneously therewith distribute a copy thereof to each Holder.

Section 11: Withholding Tax. Notwithstanding any other provision of this Certificate of Designation (including Section 4(i), to the extent contrary), the Corporation shall be entitled to deduct and withhold (and/or recover) from any amounts payable to Holders the amount of any and all taxes which the Corporation may be required to deduct and withhold in accordance with applicable law. All such deducted and withheld amounts shall be timely remitted to the relevant governmental authority and all such deducted and withheld amounts shall be treated as having been paid to the relevant Holder.

Section 12: Severability. If any right, preference or limitation of the Series A Preferred Stock set forth in this Certificate of Designations (as such may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designations (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

Section 13: Definitions. The following terms, as used herein, shall have the following meanings:

“Affiliate” shall mean, an affiliate of, or Person affiliated with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Distribution” means the pro rata distribution of Parent’s common stock to the stockholders of JDS Uniphase Corporation.

“Business Day” shall mean any day, other than a Saturday or Sunday or other day, on which banks in the City of New York, United States or Tokyo, Japan are authorized or required by law or executive order to remain closed to take over-the-counter deposits.

“Holders” shall mean the holders of outstanding shares of Series A Preferred Stock as reflected in the records of the Corporation.

“Issuance Value” shall mean an amount initially equal to $1,000 per share of Series A Preferred Stock, subject to appropriate adjustment for any stock dividend, stock split, subdivision, recapitalization or consolidation of or on the Series A Preferred Stock.

“Lumentum LLC” means Lumentum Operations LLC, a Delaware limited liability company.

“Parent” shall mean Lumentum Holdings, Inc., or such other entity that is the ultimate parent company of the Corporation at the relevant time.

“Person” shall mean an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, or any other juridical person.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed by a duly authorized officer of the Corporation as of this [●] day of [June], 2015.

Name: [●]
Title: Secretary

EXHIBIT A

LUMENTUM INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designation, Preferences and Rights of the Series A Preferred Stock of Lumentum Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Preferred Stock, par value $.001 per share (the “Preferred Shares”), of Lumentum Inc., a Delaware corporation (the “Corporation”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Corporation, by tendering the stock certificate(s) representing the share(s) of Series A Preferred Stock specified below as of the date specified below.

Conversion Date:

Number of shares of Series A Preferred Stock owned prior to conversion:

Number of shares of Series A Preferred Stock to be converted:

Stock certificate no(s):

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Number of shares of Series A Preferred Stock beneficially owned or deemed beneficially owned by the Holder after the conversion:

Please issue the Common Stock into which the shares Series A Preferred Stock are being converted and, if applicable, any check drawn on an account of the Corporation in the following name and to the following address:

Issue to:

Facsimile Number:

Email address:

Authorization:
By:
Name:
Title:

Dated: